WY Secretary of State
FILED: 06/13/2022 02:14 PM
Original ID: 2018-000798744
Amendment ID: 2022-003707498

ARTICLES OF SHARE EXCHANGE

For the Acquisition of CW Petroleum Corp (a Texas corporation) by CW Petroleum Corp (a Wyoming corporation)

Pursuant to W.S. 17-16-1105, these Articles of Share Exchange are delivered to the Wyoming Secretary of State for filing, by CW Petroleum Corp, a Wyoming corporation (the "Acquiring Corporation").

(i) Effective as of April 15, 2018, the following parties entered into an Agreement and Plan of Share Exchange (hereafter the "Agreement"): CW Petroleum Corp, a Wyoming corporation ("CWP WY" or the "Acquiring Corporation"); and CW Petroleum Corp, a Texas corporation ("CWP TX").

A copy of the Agreement is attached to these Articles of Share Exchange. The following summarizes certain provisions of the Agreement; the summary is qualified by reference to the Agreement:

The Agreement provides for the acquisition (the "Acquisition") of all the outstanding shares of common stock of CWP TX (the "CWP TX Shares") by the Acquiring Corporation, for 1) 1,000,000 shares of Common Stock of CWP WY to be issued to Graham Williams, 2) 10,000,000 shares of Common Stock of CWP WY to be issued to Christopher Williams, and 3) 1,000,000 shares of Series A Preferred Stock of CWP WY to be issued to Christopher Williams (the "Acquisition Consideration"). Upon approval of the Agreement by the holders of a majority of the TX CWP Shares and (following such approval) the delivery of these Articles of Share Exchange to the Wyoming Secretary of State, the Acquisition Consideration is to be issued.

(ii) See (iii).

(iii) Approval of the Agreement by the shareholders of CWP TX was required. Approval of the Agreement by the shareholders of the Acquiring Corporation was not required.

(A) CWP TX had 1,100 shares of common stock issued and outstanding. The number of votes entitled to be cast for or against the Agreement was 1,100. Only the holders of the CWP TX Shares were entitled to vote.

(B) On April 15, 2018, 1,100 votes were cast in favor of the Agreement, which votes were sufficient for approval of the Agreement.

CW Petroleum Corp,
a Wyoming corporation and
the Acquiring Corporation for purposes of
these Articles of Share Exchange.

June 7, 2022

By: ______________________
Christopher Williams, CEO

RECEIVED
JUN - 9 2022
WYOMING
SECRETARY OF STATE

AGREEMENT AND PLAN OF SHARE EXCHANGE

THIS AGREEMENT AND PLAN OF SHARE EXCHANGE (this "**Agreement and Plan of Share Exchange**"), is made and entered into effective as of April 15, 2018 (the "**Effective Time**") by and between CW Petroleum Corp, a Wyoming corporation ("**CWP WY**"), and CW Petroleum Corp, a Texas corporation ("**CWP TX**").

W I T N E S S E T H:

WHEREAS, CWP WY and CWP TX desire to effect a share exchange whereby all of the outstanding shares of CWP TX will be exchanged for shares of CWP WY such that, upon the effectuation of the share exchange, CWP TX will become a wholly-owned subsidiary of CWP WY;

WHEREAS, the boards of directors of CWP WY and CWP TX deem it advisable and in the best interests of the parties and their respective shareholders that all of the outstanding shares of CWP TX will be exchanged for shares of CWP WY under and pursuant to the provisions of the Wyoming Business Corporation Act (the "**WYBCA**") and the Texas Business Organizations Code ("**TXBOC**"); and

WHEREAS, the boards of directors of CWP WY and CWP TX by resolution have duly approved this Agreement and Plan of Share Exchange.

NOW, THEREFORE, in accordance with W.S. 17-16-1103 and Section 10.002 of the TXBOC and in consideration of the mutual promises and conditions herein contained, CWP WY and CWP TX hereby mutually agree to exchange shares on the terms and conditions and in the manner and on the basis hereinafter provided:

1. The Share Exchange. At the Effective Time of the Share Exchange (as defined below), each outstanding share of CWP TX will be exchanged for: 1) 1,000,000 shares of Common Stock of CWP WY to be issued to Graham Williams, 2) 10,000,000 shares of Common Stock of CWP WY to be issued to Christopher Williams, and 3) 1,000,000 shares of Series A Preferred Stock of CWP WY to be issued to Christopher Williams (the "**Share Exchange**"). Until immediately prior to the Effective Time, CWP WY had no outstanding shares of capital stock. Immediately after the Effective Time, CWP WY shall own all outstanding shares of CWP TX received in the Share Exchange and may cause CWP TX to reissue to CWP WY one or more stock certificate(s) representing the aggregate number of shares received by CWP WY in the Share Exchange.

2. Surrender of Share Certificates. Each holder of a certificate representing shares of CWP TX to be exchanged under this Agreement and Plan of Share Exchange will be entitled, after the Effective Time and upon presentation and surrender to CWP WY (or its agent) of such certificate, to receive in exchange therefor a certificate representing the number of shares of CWP WY to which such holder is entitled under this Agreement and Plan of Share Exchange. Until so surrendered, each outstanding certificate that prior to the Effective Time represented shares of CWP TX will be deemed for all purposes to evidence ownership of corresponding shares of CWP WY after the Effective Time.

3. Submission To Shareholders; Amendment; Abandonment

(a) Approval by Shareholders. This Agreement and Plan of Share Exchange and the transactions contemplated hereby, including the Share Exchange, has been submitted to the shareholders of CWP TX for their approval and shall have no force or effect unless approved by such shareholders in the manner provided by TXBOC and the governing documents of CWP TX.

(b) Amendment. After approval of this Agreement and Plan of Share Exchange by the shareholders of CWP TX, and at any time prior to the Effective Time, this Plan may be amended without further approval by such shareholders to the extent permitted by the WYBCA.

(c) Abandonment. After approval of this Agreement and Plan of Share Exchange by the shareholders of CWP TX, and at any time prior to the Effective Time, the boards of directors of each of CWP WY and CWP TX or their respective officers may, in their discretion, abandon the Share Exchange without any further shareholder action.

4. Effective Time. The Share Exchange shall become effective at the time specified in the Articles of Share Exchange to be filed with the Secretary of the State of Wyoming and Texas.

5. Miscellaneous.

(a) Entire Agreement. This Agreement and Plan of Share Exchange contains the entire agreement of the parties with respect to the transactions contemplated hereby.

(b) Headings. The article and section captions used herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement and Plan of Share Exchange.

(c) Counterparts; Execution. This Agreement and Plan of Share Exchange may be executed in two or more counterparts, all of which taken together shall constitute one instrument. The exchange of copies of this Agreement and Plan of Share Exchange or amendments thereto and of signature pages by facsimile transmission or by email transmission in portable document format, or similar format, shall constitute effective execution and delivery of such instrument(s) as to the parties and may be used in lieu of the original Agreement and Plan of Share Exchange or amendment for all purposes. Signatures of the parties transmitted by facsimile or by email transmission in portable document format, or similar format, shall be deemed to be original signatures for all purposes.

(d) Effect of Agreement. The terms and conditions of this Agreement and Plan of Share Exchange shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(e) Governing Law. This Agreement and Plan of Share Exchange shall be governed by and construed in accordance with the laws of the State of Wyoming.

[remainder of page intentionally left blank; signatures appear on next page]

IN WITNESS WHEREOF, CWP TX and CWP WY have caused this Agreement and Plan of Share Exchange to be executed by their duly authorized officers and their corporate seals to be affixed hereto as of the date first above written.

CW PETROLEUM CORP (WYOMING)

By: ______________________

Name: Christopher Williams

Title: CEO

CWP PETROLEUM CORP (TEXAS)

By: ______________________

Name: Christopher Williams

Title: CEO

RECEIPT

Secretary of State
Herschler Bldg East, Ste.100 & 101
Cheyenne, WY 82002-0020

CW PETROLEUM CORP
5919 HAWTHORNE GARDEN WAY
KATY, TX 77494

RECEIPT INFORMATION

Receipt #: **002609699**
Receipt Date: **06/13/2022**
Processed By: **Kaytlynn Whisenhunt**

DO NOT PAY!
This is not a bill.

Description of Charges	Reference	Quantity	Unit Price	Total
Common Amendment - Profit Corporation - Domestic	2022-003707498	1	$60.00	$60.00

TOTAL CHARGES PAID $60.00

Description of Payment	Reference	Amount
Payment-Check / Money Order	4826	$60.00

TOTAL PAYMENT $60.00

In Reference To:
CW Petroleum Corp (2018-000798744); Amendment ID: 2022-003707498

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